Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports First Quarter Financial Results

Fairfield, Calif. (December 4, 2007) — Copart, Inc. (NASDAQ: CPRT) today reported the results for the quarter ended October 31, 2007, the first quarter of its 2008 fiscal year.

During the three months ended October 31, 2007, revenue and net income were $184.0 million and $37.6 million, respectively. This represents increases in revenue of $51.8 million, or 39.2%, and in net income of $7.3 million, or 23.9%, over the same quarter last year. Fully diluted earnings per share (EPS) for the three months were $0.41 compared to $0.32 last year, an increase of 28.1%.

Included in the results for this quarter are the results of operations of our United Kingdom operations, comprised of our acquisitions of Universal Salvage, plc and Century Salvage Sales Limited which were closed on June 14, 2007 and August 1, 2007, respectively. The UK operations generated $43.8 million in revenue during the quarter.

Included in the operating results for the three months ended October 31, 2006 were revenues associated with hurricanes Katrina and Rita which are estimated to be approximately $3.6 million.

On Wednesday, December 5, 2007, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrznrzndvlxsws. A replay of the call will be available through January 5, 2008 by calling (888) 203-1112. Use confirmation code #5990419.

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of vehicle remarketing services through a completely virtual auction-style trading platform, principally to licensed dismantlers, rebuilders and used vehicle dealers and exporters. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. The Company operates 136 facilities in the United States, Canada and the United Kingdom. It also provides services in other locations through a network of independent salvage vehicle remarketers.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties.  Our business has become increasingly reliant on proprietary and non-proprietary technologies, and it is difficult to forecast with accuracy what impact these changes in our business model will have.  We depend on a limited number of major suppliers of salvage vehicles.  If we are unable to maintain these supply relationships, our revenues and operating results would be adversely

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

affected. We recently acquired Universal Salvage plc and Century Salvage Sales Limited, whose business operations are located in the United Kingdom. We do not have any historic experience operating outside of North America, and completion of the acquisitions will result in the Company facing new risks associated with operating in international markets.  In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We encourage investors to review these disclosures carefully.

Contact:	Simon Rote, Vice President of Finance
(707) 639-5000

Copart, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three months ended October 31,
	2007	2006
Revenues	$183,957	$132,121
Operating costs and expenses:
Yard operations (including depreciation and amortization of $7,802 and $7,471, respectively)	102,217	70,231
General and administrative (including depreciation and amortization of $3,203 and $1,271, respectively)	25,113	14,997
Total operating expenses	127,330	85,228
Operating income	56,627	46,893
Other income (expense):
Interest income, net	2,743	3,027
Other income	796	651
Equity in losses of unconsolidated investment	—	(2,216)
Total other income (expense)	3,539	1,462
Income before income taxes	60,166	48,355
Income taxes	22,556	18,010
Net income	$37,610	$30,345
Earnings per share-basic
Basic net income per share	$0.42	$0.34
Weighted average common shares outstanding	88,558	90,500

Earnings per share-diluted
Diluted net income per share	$0.41	$0.32
Weighted average common shares and dilutive potential common shares outstanding	90,686	93,375

Copart, Inc.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	October 31, 2007	July 31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$249,854	$98,365
Short-term investments	—	102,625
Accounts receivable, net	114,888	109,895
Vehicle pooling costs	29,823	28,842
Inventories	7,772	5,999
Income taxes receivable	—	3,208
Prepaid expenses and other assets	5,172	5,518
Total current assets	407,509	354,452
Restricted cash and investments	—	9,148
Property and equipment, net	435,754	420,664
Intangibles, net	29,299	27,442
Goodwill	168,356	161,645
Deferred income taxes	12,085	7,785
Land purchase options and other assets	24,684	24,208
Total assets	$1,077,687	$1,005,344

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$80,308	$85,082
Deferred revenue	14,159	13,897
Income taxes payable	27,162	3,930
Deferred income taxes	2,981	3,219
Other current liabilities	492	474
Total current liabilities	125,102	106,602
Deferred income taxes	14,666	13,998
Other liabilities	3,821	3,878
Total liabilities	143,589	124,478
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value - 180,000 shares authorized; 89,042 and 88,334 shares issued and outstanding at October 31, 2007 and July 31, 2007, respectively	221,235	206,126
Accumulated other comprehensive income	8,581	4,447
Retained earnings	704,282	670,293
Total shareholders’ equity	934,098	880,866
Total liabilities and shareholders’ equity	$1,077,687	$1,005,344